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                                                                EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


        We consent to the incorporation by reference in this Registration Statement of Network Appliance, Inc. on Form S-3 of (1) our report dated July 23, 1996 on the financial statement schedule included in the Annual Report on Form 10-K and (2) our report dated May 10, 1996 (August 16, 1996 as to Note
10), incorporated by reference in the Annual Report on Form 10-K/A of Network Appliance, Inc. for the year ended April 30, 1996. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP

San Jose, California
April 28, 1997